Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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INTERCONT (CAYMAN) LTD

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares	(1)	Other	5,087,548	$0.3485	$1,773,010.48	0.0001381	$244.85

Total Offering Amounts:						$1,773,010.48		244.85
Total Fee Offsets:
Net Fee Due:								$244.85

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Offering Note(s)

(1)	This registration statement covers the Class A Ordinary Shares issuable pursuant to the Registrant 2026 Stock Incentive Plan.

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low price of the Registrant’s Class A Ordinary Shares as of September 8, 2026, a specified date within five business days prior to the date of filing the registration statement.